December 2011 Pricing Sheet dated December 23, 2011 relating to Preliminary Terms No. 17 dated December 7, 2011 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities

Jump Securities Based on the Value of the iShares® MSCI Emerging Markets Index Fund due December 30, 2013
PRICING TERMS – DECEMBER 23, 2011
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per security
Pricing date:	December 23, 2011
Original issue date:	December 29, 2011 (3 business days after the pricing date)
Maturity date:	December 30, 2013
Aggregate principal amount:	$4,605,630
Interest:	None
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Payment at maturity:	•	If the final share price is greater than the initial share price: $10 + the greater of (i) $10 × the share percent change and (ii) the upside payment
•
If the final share price is less than or equal to the initial share price:
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity.

Upside payment:	$2.80 per security (28% of the stated principal amount)
Share percent change:	(final share price – initial share price) ÷ initial share price
Share performance factor:	final share price ÷ initial share price
Initial share price:	$38.49, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	December 24, 2013, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61760T272
ISIN:	US61760T2722
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10.00	$0.225	$9.775
Total	$4,605,630	$103,626.675	$4,502,003.325
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors  will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each security they sell.  For additional information see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 17 dated December 7, 2011
Product Supplement for Jump Securities dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.